                                                                    EXHIBIT 99.1


THE MEN'S WEARHOUSE, INC.                       (THE MEN'S WEARHOUSE, INC. LOGO)


NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE


                             MEN'S WEARHOUSE REPORTS
                               FIRST QUARTER 2003
                       DILUTED EARNINGS PER SHARE OF $0.28


        COMPANY PROVIDES OUTLOOK FOR 2ND QUARTER AND UPDATED FISCAL 2003



HOUSTON - May 21, 2003--The Men's Wearhouse (NYSE: MW) today announced its consolidated financial results for the first quarter ended May 3, 2003.

First Quarter Ended May 3, 2003

o Net sales for the first quarter ended May 3, 2003 increased 3.0% to $313.1 million from $303.9 million for the same period a year ago.

o U.S. comparable store sales for the quarter increased 1.0% and Canadian comparable store sales decreased 8.7% when compared to the same period a year ago.

o Net earnings were $11.0 million, or $0.28 diluted earnings per share, for the quarter, compared to net earnings of $10.5 million, or $0.25 diluted earnings per share, in the same period a year ago.

     Net earnings for the first quarter of 2003 include approximately $0.4 million, or $0.01 per share, related to the recognition of a deferred gain, store closing costs, and the write-off of technology assets.



                                     -more-


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                                STORE INFORMATION

                                MAY 3, 2003            MAY 4, 2002           FEBRUARY 1, 2003
                           ----------------------------------------------------------------------
                           NUMBER OF    SQ. FT.   NUMBER OF    SQ. FT.    NUMBER OF    SQ. FT.
                             STORES     (000'S)     STORES     (000'S)      STORES     (000'S)
-------------------------------------------------------------------------------------------------
Men's Wearhouse                505      2,749.4       504      2,724.1        505      2,743.8
-------------------------------------------------------------------------------------------------

Moores, Clothing for Men       114        699.1       113        688.9        114        699.1
-------------------------------------------------------------------------------------------------

K&G (A)                         65      1,456.3        71      1,483.4         70      1,499.7
-------------------------------------------------------------------------------------------------

TOTAL                          684      4,904.8       688      4,896.4        689      4,942.6

(A) 25, 24 and 24 stores, respectively, offering women's apparel.

George Zimmer, Men's Wearhouse founder and chief executive officer, stated, "We are pleased with our performance after experiencing a very difficult and very different quarter. We experienced severe winter storms in many of our markets and a war that began and ended, all within our first quarter. We have noted improvement in our business beginning in the last half of April, a trend that continues as we move into the first month of our second quarter."

                              FISCAL 2003 GUIDANCE

     o  NET SALES

The company expects its second quarter net sales to be in the range of $317 million to $322 million, an increase of 2.7% to 4.4%. The 52-week net sales are expected to be in the range of $1.343 billion to $1.351 billion, an increase of 3.7% to 4.3%.

Comparable store sales growth for the second quarter and full year is expected to be in the positive low single digit range for U.S. stores and flat for Canada.

     o  GROSS MARGIN

Second quarter gross margin is expected to be in the range of 35.0% to 35.5% of second quarter net sales. Annual gross margin is anticipated to be in the range of 35% to 36% of fiscal 2003 net sales.


     o  S G & A MARGIN

Selling, general and administrative expenses for the second quarter are anticipated to be approximately 30.5% to 30.7% of net sales. For the full year, these expenses are expected to be in the range of 29% to 30%.



                                     -more-


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     o  EFFECTIVE TAX RATE AT APPROXIMATELY 37.25%.

     o  DILUTED EARNINGS PER SHARE

------------------------------------------------------------
Second Quarter                      $0.22 - $0.25
------------------------------------------------------------
Fiscal Year                         $1.18 - $1.22
------------------------------------------------------------

Fiscal year amount includes approximately $0.01 related to the first quarter recognition of a deferred gain, store closing costs, and the write-off of technology assets.

     o  STORE GROWTH

The company anticipates the following net store opening activity for the remainder of the year:

                                FISCAL YEAR 2003

                              1st Q Actual      2nd Q         3rd Q          4th Q         Total
-----------------------------------------------------------------------------------------------------
Men's Wearhouse                    0             (1)            2              7             8
-----------------------------------------------------------------------------------------------------
K&G                               (5)            (1)            4              2             0
-----------------------------------------------------------------------------------------------------
Total                             (5)            (2)            6              9             8
-----------------------------------------------------------------------------------------------------

                     CONFERENCE CALL AND WEBCAST INFORMATION

At 5:30 p.m. Eastern Time today, company management will host a conference call and real-time webcast to review the financial results of The Men's Wearhouse, Inc.'s first quarter. To access the conference call, dial 303-262-2175. To access the live webcast presentation, visit the Investor Relations section of the company's website at www.menswearhouse.com. A telephonic replay will be available through May 28th by calling 303-590-3000 and entering the access code of 538449, or a webcast archive will be available free on the website for approximately 90 days.

Founded in 1973, Men's Wearhouse is one of North America's largest specialty retailers of men's apparel with 684 stores. The stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories. The company also operates the second largest manufacturing facility of men's suits, sport coats and slacks in Canada, most of which is used to supply the Moores stores.

For additional information on Men's Wearhouse, please visit the company's website at www.menswearhouse.com.


                                     -more-


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This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements may be significantly impacted by various factors, including unfavorable local, regional and national economic developments, severe weather conditions, aggressive advertising or marketing activities of competitors and other factors described herein and in the Company's annual report on Form 10-K for the year ended February 1, 2003.


             CONTACT: Claudia Pruitt, Men's Wearhouse (713) 592-7200
                      Ken Dennard, DRG&E  (713) 529-6600


                              - tables to follow -

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(THE MEN'S      THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES
WEARHOUSE,      CONSOLIDATED STATEMENTS OF EARNINGS
INC. LOGO)


                           FOR THE THREE MONTHS ENDED
                           MAY 3, 2003 AND MAY 4,2002
                      (In thousands, except per share data)

                                                                         THREE MONTHS ENDED
                                                          --------------------------------------------------
                                                                           % OF                      % OF
                                                              2003         SALES        2002         SALES
                                                          --------------------------------------------------
Net sales                                                    $313,122     100.00%     $303,857      100.00%
Cost of goods sold, including buying and
  occupancy costs                                             201,903      64.48%      199,702       65.72%
                                                          --------------------------------------------------
             Gross margin                                     111,219      35.52%      104,155       34.28%

Selling, general and administrative expenses                   93,292      29.79%       87,092       28.66%
                                                          --------------------------------------------------

Operating income                                               17,927       5.73%       17,063        5.62%

Interest expense, net                                             379       0.12%          263        0.09%
                                                          --------------------------------------------------

Earnings before income taxes                                   17,548       5.60%       16,800        5.53%

Provision for income taxes                                      6,536       2.09%        6,342        2.09%
                                                          --------------------------------------------------

Net earnings                                                 $ 11,012       3.52%     $ 10,458        3.44%
                                                          ==================================================

Net earnings per share:
    Basic                                                    $   0.28                 $   0.25
                                                          ===========              ===========
    Diluted                                                  $   0.28                 $   0.25
                                                          ===========              ===========

Weighted average shares outstanding:
    Basic                                                      39,632                   41,058
                                                          ===========              ===========
    Diluted                                                    39,709                   41,512
                                                          ===========              ===========





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(THE MEN'S      THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES
WEARHOUSE,      CONSOLIDATED BALANCE SHEETS
INC. LOGO)      (IN THOUSANDS)

                                                      MAY 3,            MAY 4,
                                                       2003              2002
                                                     --------          --------
                   ASSETS

Current assets:
    Cash                                             $ 77,995          $ 52,427
    Inventory                                         391,062           376,285
    Other current assets                               48,796            40,479
                                                     --------          --------

Total current assets                                  517,853           469,191
Property and equipment, net                           207,775           211,520
Other assets                                           69,415            55,423
                                                     --------          --------
    Total assets                                     $795,043          $736,134
                                                     ========          ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities                                  $180,943          $152,818
Long term debt                                         40,961            37,788
Deferred taxes and other liabilities                   27,935            21,821
Shareholders' equity                                  545,204           523,707
                                                     --------          --------

    Total liabilities and equity                     $795,043          $736,134
                                                     ========          ========